EXHIBIT 10.14

AGREEMENT

among

ASTRIS ENERGI INC.

AND

MACNOR CORPORATION

AND

2062540 ONTARIO INC.

JANUARY 20, 2005

THIS AGREEMENT made effective as of the second day of January 2005 among ASTRIS ENERGI INC., a corporation incorporated under the laws of Ontario (“AEI”), and MACNOR CORPORATION, a corporation incorporated under the laws of Ontario (“Macnor”) and 2062540 Ontario Inc., a corporation incorporated under the laws of Ontario (“Holdco”).

WITNESSETH that the parties have agreed as follows:

1.	Definitions

As used in this agreement:

“AEI Shares”means 5,000,000 treasury shares in the capital of AEI to be issued at a price of $0.39 per share for an aggregate consideration of $1,955,000;

“AEI Technology”means the fuel cell technology developed by AEI;

“AEI Warrants”means 5,000,000 warrants to purchase common shares of AEI having the attributes set out in Schedule A;

“Applicable Law”with respect to any Person or property, means all laws, including Canadian and Czech Republic laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, awards and orders of any Governmental Authority or arbitrator (to the extent such Person or property is subject to the jurisdiction of such Governmental Authority or arbitrator) and rules, regulations, policies and guidelines (having the force of law), directives, interpretations, licenses, exemptions and permits of any Governmental Authority, in each case applicable to such Person or property within the jurisdiction of such Government Authority;

“Authorizations”means all authorizations, consents, waivers, exceptions, permits, entitlements, licenses, orders, decrees, approvals, exemptions, certifications, development permits, authorities to construct, licenses or permits to operate, environmental approvals and other authorizations from, and all registrations, filings or declarations with or notices to, any Governmental Authority that relate to or concern in any way or are required for the operation of the business, whether now existing or hereafter created;

“Business Day”. means a day which is not a Saturday, Sunday or holiday in the City of Toronto, Province of Ontario;

“Claims”means liabilities, losses, obligations, damages, penalties, claims (including claims involving liability in tort, strict or otherwise), actions, suits, judgments, costs, expenses and disbursements, whether or not any of the foregoing shall be founded or unfounded (including reasonable fees and out-of-pocket expenses of counsel);

“Closing”means the completion of the purchase of the Purchased Shares represented by Instalment Receipts to the public pursuant to the Offering;

“Date of Closing”means the date on which Closing occurs; and “Time of Closing” means the time on the Date of Closing at which Closing occurs;

“Counsel”means a barrister or solicitor or firm of barrister and solicitors or other lawyers in an appropriate jurisdiction retained by any Party.;

“CVS”means Corporate Valuation Services Limited;

“Escrow Agreement”means the escrow requirements and agreement in Schedule B attached;

“Fairness Opinion”means the fairness opinion dated January 14, 2005 issued by CVS opining as to the fairness of the Transaction;

“GAAP”means accounting principles generally accepted in Canada including those recommendations set forth in the “CICA Handbook” published by the Canadian Institute of Chartered Accountants, as amended from time to tune, which are applicable to the circumstances as of the date of determination;

“Governmental Authority”means the Government of Canada or the Czech Republic or a political subdivision thereof and any court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in Canada or the Czech Republic or political subdivision thereof, and any corporation or other entity owned or controlled, through share ownership or otherwise, by any of the foregoing;

“Interim Period”means the period between the date of this Agreement and the Closing Date;

“Misrepresentation”means with respect to any statement, representation or warranty, any untruth of any material statement therein or omission to state any matter necessary to make any material statement therein not misleading in light of the circumstances.;

“MOU”means the Memorandum of Understanding dated September 16, 2004 which is superseded by this Agreement;

“Person”means any individual, partnership, corporation, trust, company, Governmental Authority or any other entity.;

“Shareholder Approval”means approval of the Transaction which was obtained at a meeting of shareholders on October 22, 2004;

“SRO”means Astris s.r.o., a corporation incorporated and existing under the laws of the Czech Republic;

“SRO Business”means the business carried on by SRO at the date hereof;

“SRO Financial Statements”means the unaudited financial statements of SRO for each of the years ended December 31, 2002 and December 31, 2003 and the unaudited financial statements of SRO for the nine months ended September 30, 2004;

“Tax”means any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income, capital, gross receipts, sales, use, property (personal and real, tangible and intangible), excise and stamp taxes), levies, imports, duties, charges, assessments or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, together with any and all penalties, fines, additions to tax and interest thereon.

“Transaction”means the transaction provided for in this agreement whereby SRO will become a wholly-owned subsidiary of AEI;

“Purchased Shares”means all the issued and outstanding shares of Holdco which at the Date of Closing will be the beneficial owner of the 70% of the issued and outstanding share capital of SRO not currently owned by AEI;

“Valuation Report”means the valuation report of SRO as of June 30, 2004 dated August 9, 2004 provided to the Special Committee of the board of directors of AEI by CVS.

2.	Purpose

At the date hereof, SRO is owned as to 70% by Macnor (which holds its interest through Holdco) and as to 30% by AEI. The transfer of SRO to complete the Transaction shall be satisfied by sale and transfer of all of the Purchased Shares from Macnor to AEI. The parties have agreed that, to accommodate the future development and financing of AEI’s business, SRO should become a wholly-owned subsidiary of AEI with each having access to the other’s technology. Accordingly, AEI, through a Special Committee of its Board commissioned the Valuation Report to assist it in determining the value of SRO for purposes of consummating the share acquisition by a negotiation between the directors of AEI other than Jiri K. Nor acting on behalf of AEI, and Jiri K. Nor acting on behalf of Macnor. The parties entered into the MOU, which subsequently received Shareholder Approval on October 22, 2004. As contemplated by the MOU, the parties are entering into this Agreement to provide for the basis on which SRO will become wholly owned by AEI.

3.	Sale and Purchase

At the time of Closing Macnor shall sell and AEI shall purchase the Purchased Shares for a purchase price of $2,209,000 to be paid in the form of the AEI Shares and the AEI Warrants and otherwise on the terms and conditions contained in this Agreement. The AEI Shares, the AEI Warrants and the shares issuable on the exercise of the AEI Warrants will be subject to the Escrow Requirements.

4.	Macnor Representations and Warranties

Macnor hereby represents and warrants to AEI as follows, it being understood and agreed that AEI is relying on such representations and warranties to induce it to enter into this Agreement:

(a)
Macnor, Holdco and SRO are each validly subsisting corporations under the laws of their respective jurisdictions of incorporation and SRO is duly registered to carry on business in each jurisdiction where the failure to be so registered could reasonably be expected to have a material adverse effect on its business, properties or condition (financial or otherwise);

(b)
Macnor, Holdco and SRO each has all requisite power and authority to conduct its business as is presently being conducted and to execute, deliver and perform this Agreement and any documents to which it is or is to be a party;

(c)
the execution, delivery and performance by Macnor and Holdco of this Agreement have been duly authorized by all necessary corporate action and will require approval at a meeting of shareholders of SRO and subsequent registration by the Court of Commerce in Czech Republic;

(d)
this Agreement has been duly executed and delivered by Macnor and Holdco and constitutes their legal, valid and binding obligation, enforceable against them in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, arrangement, moratorium or other laws affecting the enforcement of creditors' rights generally and the fact that the availability of equitable remedies may be limited by equitable principles of general application;

(e)
subject to clause (c), the execution and delivery by both parties of this Agreement and the performance by them of their obligations hereunder do not require any authorization under any Applicable Law or approvals, consents or waivers of third parties and are not inconsistent with and do not contravene any provision of or constitute a default under (i) their constating documents or by-laws, as applicable; (ii) any judgement, injunction, decree or order applicable to them or any of their properties; (iii) any Applicable Law or authorization applicable to it or any of its properties; or (iv) any indenture, mortgage, contract or other instrument to which they are a party or by which their or their property may be bound or affected;

(f)
to the best of its knowledge there is no action, suit, investigation or proceeding pending (or, to their knowledge, threatened) against SRO before any Governmental Authority which, individually or in the aggregate, if determined adversely to its interests, could reasonably be expected to adversely affect the consummation of the transactions contemplated hereby to which it is a party or the performance by it of its obligations hereunder or thereunder, nor is it in default with respect to any order of any Governmental Authority which default could reasonably be expected to adversely affect the consummation of the transactions contemplated hereby to which it is a party or the performance by it of its obligations hereunder or thereunder;

(g)
to the best of its knowledge the description of the SRO Business and all other information with respect to SRO contained in the Valuation Report, taken together with the SRO Financial Statements, constitutes full, true and plain disclosure of all material facts relating to the SRO Business and SRO and does not contain any material Misrepresentation with respect to the SRO Business or SRO;

(h)
Macnor is the registered owner of the Purchased Shares and will transfer and convey good and marketable title to the Purchased Shares to AEI at the Time of Closing free and clear of any liens, charges, security interests or other adverse claims or encumbrances of any nature whatsoever;

(i)
no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase of the Purchased Shares or to the best of its knowledge for the purchase, subscription or issuance of any securities of SRO;

(j)	the SRO Financial Statements as of June 30, 2004 provided to prepare the Valuation Report have not been amended prior to the date hereof;

(k)	other than capital expenditures subsequent to September 30, 2004, to its knowledge:

(i)	there has not been any material change (financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or prospects of SRO; and

(ii)	SRO has carried on, and will continue to carry on the SRO Business in the ordinary course;

(l)
to the best of its knowledge SRO has no material liabilities, contingent or otherwise other than as disclosed in the SRO Financial Statements as at September 30, 2004 or as otherwise disclosed in writing to AEI;

(m)
to the best of its knowledge there is no action, suit, investigation or proceeding pending (or, to their knowledge, threatened) against SRO before any Governmental Authority which, individually or in the aggregate, if determined adversely to the interest of SRO, could reasonably be expected to adversely affect the condition, financial or otherwise, of the SRO Business or the financial results or condition of SRO; and

(n)	Macnor is not a non-resident of Canada for the purposes of the Income Tax Act Canada and regulations made thereunder.

(o)	At the Closing Time, Holdco will have no assets except the Purchased Shares and will have no liabilities.

5.	AEI Representations and Warranties

AEI represents and warrants to Macnor as follows, it being understood and agreed that Macnor is relying on such representations and warranties to induce them to enter into this Agreement:

(a)
AEI is a validly subsisting corporation under the laws of its jurisdiction of incorporation and is duly registered to carry on business in each jurisdiction where the failure to be so registered could reasonably be expected to have a material adverse effect on its business, properties or condition (financial or otherwise);

(b)
AEI has all requisite power and authority to conduct its business as is presently being conducted and to execute, deliver and perform this Agreement and any documents to which it is or is to be a party;

(c)
the execution, delivery and performance by AEI of this Agreement have been duly authorized by all necessary corporate action, and do not require any consents or approvals other than those which have already been obtained or as disclosed in this Agreement;

(d)
this Agreement has been duly executed and delivered by AEI and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, arrangement, moratorium or other laws affecting the enforcement of creditors' rights generally and the fact that the availability of equitable remedies may be limited by equitable principles of general application;

(e)
the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder do not require any authorization under any Applicable Law or approvals, consents or waivers of third parties and are not inconsistent with and do not contravene any provision of or constitute a default under (i) its constating documents or by-laws, as applicable; (ii) any judgement, injunction, decree or order applicable to it or any of its properties; (iii) any Applicable Law or authorization applicable to it or any of its properties; or (iv) any indenture, mortgage, contract or other instrument to which either of them is a party or by which they or their property may be bound or affected; and

(f)	the AEI Shares and the AEI Warrants will, at their date of issue, be validly issued securities of AEI.

6.	Survival

The representations and warranties of the parties contained in this Agreement or any agreement, certificate or other document delivered pursuant hereto shall survive the Closing and shall continue in full force and effect for a period of 12 months, provided that no action may be brought for any Misrepresentation contained herein after 12 months from the Closing.

7.	Further Assurances

Each party shall (i) do or cause to be done and execute or cause to be executed all such things and documents as may be necessary or advisable in connection with the implementation of the transactions contemplated by this Agreement; (ii) take all such actions as may be necessary or desirable in order to obtain any Governmental Authority which may be required in connection with the consummation of the transactions contemplated by this Agreement; and (iii) with reasonable promptness notify each of the other parties hereto and their counsel of the occurrence of any fact or event which may reasonably be expected to hinder or prevent the consummation of the transactions contemplated hereby.

8.	Indemnity and Escrow Agreement

Macnor hereby indemnifies and saves harmless AEI for any damages suffered by AEI as a result of a material breach by Macnor of its representations and warranties contained in Section 4 of this Agreement, on the following basis:

(a)	A claim for damages by AEI under this Section 8 must be delivered to Macnor and proven to the satisfaction of Macnor, acting reasonably;

(b)
In the event a claim is properly made by AEI under this Section 8, then the amount of the claim shall be paid to AEI by the release of the equivalent amount of the 2,500,000 AEI Shares (the "Escrowed Shares") deposited into escrow under the terms of the Escrow Agreement attached hereto as Schedule "B". The number of Escrowed Shares required to pay such claim to AEI shall be in an amount equal to the damages based on the 5-day average closing AEI share price at the time of the claim being made;

(c)	In no event may the amount paid by Macnor in satisfaction of any amounts owing to AEI under this Section 8 exceed the Escrowed Shares;

(d)
No claim may be made by AEI under this Section 8 unless such claim has been received by Macnor prior to January 2, 2006 (the "Escrow Termination"). Any claim received after the Escrow Termination will be null and void and of no further force or effect; and

(e)	All Escrowed Shares remaining on the Escrow Termination shall be released to Macnor, and the indemnity provided under this Section 8 will thereafter terminate.

AEI hereby indemnifies and saves harmless Macnor for any damages suffered by Macnor as a result of a material breach by AEI of its representations and warranties contained in Section 4 of this Agreement, on the following basis:

(a)	A claim for damages by Macnor under this Section 8 must be delivered to AEI and proven to the satisfaction of AEI, acting reasonably;

(b)
In the event a claim is properly made by Macnor under this Section 8, then the amount of the claim shall be paid to Macnor in AEI shares to be issued from treasury, with the amount of AEI Shares issued to Macnor to be of equivalent value to the claim, calculated based on the 5-day average closing AEI share price at the time of the claim being made;

(c)	In no event may the amount paid by AEI in satisfaction of any amounts owing to Macnor under this Section 8 exceed 2,500,000 AEI shares; and

(d)
No claim may be made by Macnor under this Section 8 unless such claim has been received by AEI prior to January 2, 2006. Any claim received after January 2, 2006 will be null and void and of no further force or effect.

9.	Conditions Precedent

(a)	Conditions Precedent - AEI

The obligations of the Purchaser to complete the transactions contemplated hereby are additionally subject to the fulfilment, or waiver by it, on or before the Time of Closing of each of the following conditions, which the parties acknowledge are for the exclusive benefit of the Purchaser and may be waived by it at any time:

(i)
there shall have been obtained, from all appropriate governmental or administrative bodies, such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the consummation of the Transaction and the consummation of the Transaction shall not violate or contravene any injunction, decree or order of any Governmental Authority;

(ii)	Macnor shall have given or obtained all required notices, consents and approvals required to be obtained from or given to any third parties in order to consummate the Transaction; and

(iii)
all representations and warranties of Macnor contained herein shall be accurate in all material respects as at the Time of Closing and AEI shall have received a certificate of Macnor to that effect signed by Macnor.

(b)	Conditions Precedent - Macnor

The obligation of the Vendor to consummate the transactions contemplated hereby are conditional upon the fulfilment, or waiver by them, at or before the Time of Closing of each of the following conditions precedent which the parties acknowledge are for the exclusive benefit of the Vendor and may be waived by it at any time:

(i)
there shall have been obtained, from all appropriate governmental or administrative bodies, such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by AEI to permit the consummation of the Transaction and the consummation of the Transaction shall not violate or contravene any injunction, decree or order of any Governmental Authority;

(ii)	the Purchaser shall have given or obtained all required notices, consents and approvals required to be obtained from or given to any third parties in order to consummate the Transaction;

(iii)
all representations and warranties of AEI contained herein shall be accurate in all material respects as at the Time of Closing and Macnor shall have received a certificate of AEI to that effect signed on behalf of AEI by an officer thereof; and

(iv)	any regulatory or stock exchange approval for listing of the AEI Shares or the common shares of AEI underlying the AEI Warrants.

10.	Closing

The sale and purchase of the Purchased Shares shall be completed at the office of WeirFoulds LLP, Suite 1600, 130 King Street West at 2:00 PM on January 27, 2005, at which time and place:

(a)
Macnor shall table for delivery to AEI assignments whereby good and marketable title to the Purchased Shares free of encumbrance shall be transferred to AEI, subject to approval and execution of the transaction by the shareholders meeting of SRO and participation of AEI in it as outlined in 4 (c);

(b)	Macnor shall table for delivery to AEI a certificate attesting to the continued truth and validity of their representations and warranties contained in this Agreement;

(c)	Macnor shall table for delivery to AEI a release of all claims against SRO;

(d)	Macnor shall undertake to provide any required approvals or consents of the government of the Czech Republic to the completion of the Transaction if any;

(e)	AEI shall table for delivery to Macnor certificates representing the AEI Shares and the AEI Warrants;

(f)	AEI shall table evidence that Shareholder Approval is still in effect, and that the Fairness Opinion is still in force unamended;

(g)	AEI shall table for delivery to Macnor a certificate attesting to the continued truth and validity of their representations and warranties contained in this Agreement;

(h)	there shall be tabled an opinion of Czech counsel on such matters related to SRO and the Transaction as AEI may reasonably request;

(i)	Macnor shall deliver the Escrow Agreement, along with the 2,500,000 AEI Shares to be deposited thereunder, duly endorsed in blank for transfer; and

(j)	there shall be tabled, executed and delivered such other documents as may be appropriate or necessary for the completion of the Transaction.

All of such documents shall be in such form as the parties and their counsel may determine to be appropriate; all deliveries shall be deemed to have been made concurrently; and the Transaction shall be deemed to have been completed only when all deliveries shall have been made as provided above.

11.	Termination

This Agreement may be terminated:

(a)	at any time by agreement between the parties;

(b)
by AEI in the event of (i) bankruptcy, insolvency or similar event affecting Macnor, or (ii) Macnor being in breach of any of its obligations which is not remedied within five days of notice of such default or which is not capable of being remedied;

(c)
by Macnor and Holdco in the event of (i) bankruptcy, insolvency or similar event affecting AEI, or (ii) AEI being in breach of any of its obligations which is not remedied within five days of notice of such default or which is not capable of being remedied.

12.	General and Miscellaneous

(a)
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effectively given if personally delivered or sent by telecopy transmission to the relevant party at the following address:

(i)	if to AEI:

2175-6 Dunwin Drive
Mississauga, Ontario
L5L 1X2

Attention:Anthony Durkacz, Vice President of Finance
Facsimile: (905) 608-8222

(ii)	if to Macnor:

318 Pinehurst Drive
Oakville, Ontario
L6J 4X5
Attention: President
Facsimile: (905) 844-4522

(iii)	if to Holdco:

P.O.Box 480, 130 King Street West
Toronto, Ontario
M5X 1J5
Attention: President
Facsimile: (416) 365-1876

(iv)
or to such other address or in care of such other Persons as a party may from time to time advise to each other party hereto by notice in writing. The date of receipt of any such notice of communication if delivered or sent by facsimile during normal business hours on a Business Day at the place of receipt shall be deemed to be the date of delivery thereof, or if delivered or sent by telecopy after normal business hours on a Business Day or on a day other than a Business Day, the date of receipt shall be deemed to be the next Business Day.

(b)
Waiver - No failure on the part of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any further or other exercise thereof, and no failure on the part of a party to complain of any act or failure to act of another party or to declare another party in default, irrespective of how long such failure continues, shall constitute a waiver by such first mentioned party of its rights hereunder. No waiver of any provision of this Agreement, including this Section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof executed by the party entitled to give such waiver or its duly authorized representatives. No consent or waiver, expressed or implied, by a party to or of any breach of default by another party in the performance of such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party hereunder.

(c)
Amendments - No variation or amendment of any provision of this Agreement, including this Section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof executed by all parties hereto, or their duly authorized representatives. Notwithstanding anything to the contrary herein.

(d)
Successors and Assigns - All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and shall enure to the benefit of and be enforceable by the parties and their respective successors, provided that none of the parties may assign any of their respective rights hereunder without the consent of the other parties.

(e)
Rights and Parties Independent - The rights available to the parties under this Agreement and at law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a party from time to time and no such exercise shall exhaust the rights or preclude another party from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

(f)	Currency - All amounts herein are expressed in Canadian currency.

(g)	Time of Essence - Time is of the essence of this Agreement.

(h)
Governing Law - This Agreement shall in all respects be governed by and construed in accordance with the laws in force in the Province of Ontario and the laws of Canada in force in the Province of Ontario. There shall be no application of any conflict of laws or rules which would result in the laws of any other jurisdiction applying to this Agreement or the construction or interpretation hereof.

(i)	Attornment - The parties hereto hereby:

(i)
irrevocably submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario for all actions, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby;

(ii)	waive all right to object to jurisdiction in any action, suit or proceeding relative to this Agreement which they may now or hereafter have by reason of domicile or otherwise;

(iii)	waive any objection to the laying of venue in such Courts of any such action, suit or proceeding;

(iv)	waive and agree not to plead or claim that any such action, suit or proceeding has been brought in an inconvenient forum; and

(v)	waive any right they may have to, or to apply for, trial by jury in connection with any matter arising out of or in connection with this Agreement or the transactions contemplated hereby.

(j)
Severability - If any provision of this Agreement or portion thereof, or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable in any jurisdiction, the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstances or in any other jurisdiction shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(k)
Third Party Rights - This Agreement is not intended to and does not create any rights in favour of any Person other than the parties hereto who hold such rights for their own behalf and they have not indicated and will not indicate to the contrary to any Person.

(l)
Counterparts and Formal Date - This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and, notwithstanding the date of execution, shall be deemed to bear date as of the date written at the beginning of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ASTRIS ENERGI INC.

Per:      /s/ Anthony Durkacz

Name:  Anthony Durkacz
Title:    Vice President of Finance

MACNOR INC.

Per:     /s/ Jiri K. Nor

Name: Jiri K. Nor
Title:   President

2062540 ONTARIO INC.

Per:      /s/ Jiri K. Nor

Name: Jiri K. Nor
Title:   President

SCHEDULE A

AEI Warrants

No. of Warrants	Exercise Price	Purchase Price Allocation

2,000,000 “A” Warrants	$0.90	$124,000
2,000,000 “B” Warrants	$1.10	$ 94,000
1,000,000 “C” Warrants	$1.30	$ 36,000
		$254,000

Each Warrant will carry the right to purchase one AEI common share at the indicated Exercise Price for the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

SCHEDULE B

ESCROW REQUIREMENTS

The AEI Shares and AEI Warrants will be tabled at Closing, registered as directed by Macnor.

50% of AEI Shares (2,500,000 Shares) and 0% of AEI Warrants (0 Warrants) will be held in escrow after Closing by AEI's counsel for the benefit of Macnor, subject to release described below.

The 2,500,000 AEI Share will be released from Escrow on January 2, 2006 unless there has been a material misrepresentation or material breach of warranty by Macnor under the Agreement, resulting in damages suffered by AEI.

In the case of material misrepresentation or material breach of warranty by Macnor before the expiry of the 12-month Escrow Period, the 2,500,000 AEI Shares or portion thereof will be returned to AEI in an amount equal to the damages suffered by AEI from Macnor's material breach, with the number of AEI Shares calculated based on the 5-day average closing AEI share price at the time of the claim being made.

The limit of liability of Macnor will be limited to those 2,500,000 AEI Shares held in Escrow during the 12-month Escrow Period. No liability will exist in addition to those shares held in Escrow or after the expiry of the Escrow Period.

ESCROW AGREEMENT

THIS ESCROW AGREEMENT made as of the 27th day of January, 2005.

AMONG:

ASTRIS ENERGI INC., a corporation organized pursuant to the laws of the Province of Ontario

(hereinafter called "AEI")

OF THE FIRST PART

- and -

MACNOR CORPORATION, a corporation organized pursuant to the laws of the Province of Ontario

(hereinafter called "Macnor")

OF THE SECOND PART

- and -

2062540 ONTARIO INC., a corporation organized pursuant to the laws of the Province of Ontario

(hereinafter called "Holdco")

OF THE THIRD PART

- and -

Rogers, Campbell, Mickleborough, having an office in the City of Toronto, in the Province of Ontario

(hereinafter called the "Escrow Agent")

OF THE FOURTH PART

WHEREAS:

A.
AEI, Macnor and Holdco have entered into a share purchase agreement (the "Purchase Agreement") dated January 20, 2005 for the sale by Macnor through Holdco of the remaining 70% of the issued and outstanding shares of Astris s.r.o. ("SRO") not owned by AEI;

B.	All words and phrases defined in the Purchase Agreement and used in this Escrow Agreement but not otherwise defined shall have the meaning herein as therein;

C.
Pursuant to the terms of the Purchase Agreement, Macnor has agreed to indemnify AEI (the "Indemnity") for any breach of its representations or warranties as contained in the Purchase Agreement, for a period ending on January 2, 2006 (the "Escrow Period"), which indemnity shall be capped at a value equal to 2,500,000 AEI shares received by Macnor from AEI on Closing (the "Escrowed Shares"), which Escrowed Shares shall be released to AEI to the extent and for any amount owing under the Indemnity, provided such amount may never exceed the Escrowed Shares;

D.
Macnor and Holdco have agreed to direct that the Escrowed Shares be deposited and held by the Escrow Agent in accordance with and pursuant to the terms of this Escrow Agreement pending existence of and verification of the veracity of any claims under the Indemnity, failing which the Escrowed Shares shall be released at the end of the Escrow Period to Macnor.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the agreements herein contained, it is mutually declared, covenanted and agreed by and among the parties as follows:

ARTICLE 1
INTERPRETATION

1.1    Definitions. In this Escrow Agreement, unless the context otherwise requires, all words and phrases defined in the Purchase Agreement and used in this Escrow Agreement have the same meaning in this Escrow Agreement as in the Purchase Agreement and, in addition:

"Escrow Agreement" means this Agreement;

"Escrowed Shares" means the 2,500,000 AEI shares as described in Recital C above;

"Escrow Amount Release Certificate" means the form of certificate annexed hereto as Appendix "A"; and

"Termination Date" means the earlier of (i) the date on which the Escrowed Shares have been fully released from escrow to AEI to satisfy any claim under the Indemnity; and (ii) January 2, 2006.

1.2    Headings. The division of this Escrow Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Escrow Agreement. The terms "this agreement", "this Escrow Agreement", "hereof', "hereunder" and similar expressions refer to this Escrow Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto and any schedules annexed hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and paragraphs are to Articles, Sections and paragraphs of this Escrow Agreement.

1.3    Number and Gender. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.4    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

1.5    Severability. In the event that one or more of the provisions contained in this Escrow Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Escrow Agreement is hereby declared to be separate and distinct.

1.6    Appendices. The following is the Appendix annexed hereto and incorporated by reference and deemed to be part hereof:

Appendix "A" - Escrow Amount Release Certificate

The Appendix attached hereto is incorporated herein by reference as fully as though contained in the body hereof. Wherever a term or condition, expressed or implied, of any such Appendix conflicts or is at variance with any term or condition of this Escrow Agreement, such term or condition of this Escrow Agreement shall prevail.

ARTICLE 2
ESCROW AGENT

2.1    Appointment of Escrow Agent. The Escrow Agent is hereby appointed by AEI, Macnor and Holdco as escrow agent and custodian for the receipt and holding of the Escrowed Shares in accordance with the terms of this Escrow Agreement and the Escrow Agent, by its execution and delivery of this Escrow Agreement, accepts such appointment and agrees to act as escrow agent hereunder and to hold the Escrowed Shares received by it hereunder in accordance with the terms and conditions set forth in this Agreement.

2.2    Escrow Agent’s Fees and Expenses AEI shall be solely liable to pay to the Escrow Agent (i) its fees for acting hereunder as Escrow Agent; and (ii) the Escrow Agent’s out of pocket expenses, including without limitation reasonable legal fees and disbursements incurred as a result of consulting independent counsel, if necessary, as to its obligations hereunder, and all applicable taxes thereon. The fees for the Escrow Agent acting hereunder shall be $1,500 CDN, plus applicable Goods and Services Tax.

2.3    Disclosure by Escrow Agent AEI, Macnor and Holdco acknowledge that the Escrow Agent has acted as counsel to AEI and Macnor in the past and may, in the future, act as counsel to AEI and Macnor. AEI, Macnor and Holdco further acknowledge their desire for the Escrow Agent to act in such capacity notwithstanding the disclosures set out in the first sentence of this Section 2.3. AEI, Macnor and Holdco agree that in the event of a dispute under this Agreement, the Escrow Agent shall have the right to deposit the Escrowed Shares into a court of competent jurisdiction or the Ontario Superior Court of Justice until such dispute is resolved to the satisfaction of such court. AEI, Macnor and Holdco further agree that the execution and delivery and performance by the Escrow Agent hereunder shall not prevent the Escrow Agent from continuing to act as counsel to AEI and Macnor in the future.

ARTICLE 3
DELIVERY AND DEPOSIT OF THE ESCROWED SHARES

3.1    Delivery of the Escrowed Shares. The parties acknowledge and agree that the Escrowed Shares have been delivered by Macnor to the Escrow Agent, duly endorsed in blank for transfer concurrent with the execution of this Escrow Agreement by the parties hereto, to be held or dealt with in accordance with the terms hereof.

ARTICLE 4
RELEASE OF ESCROWED SHARES

4.1    Receipt of Notice of Claim under the Indemnity. The Escrowed Shares shall be held by the Escrow Agent in escrow under the conditions set out herein until such time as AEI has produced evidence satisfactory to Macnor, acting reasonably and in good faith, verifying the veracity and accuracy of any claim made under the Indemnity and, based on such evidence, Macnor and Holdco, acting reasonably and in good faith, agree to make such payment to AEI under the Indemnity as may be required having regard to the terms of the Purchase Agreement and to deliver an Escrow Amount Release Certificate duly executed by Macnor and Holdco, upon receipt of which the Escrow Agent shall forthwith deliver and release to AEI the number of Escrowed Shares set out in the said Escrow Amount Release Certificate, as at the date of the said Certificate, as expressly authorized and directed therein.

4.2    Automatic Release. If the Escrowed Shares, or any part thereof, (collectively, the "Remaining Balance"), has not been otherwise released by the Escrow Agent pursuant to Section 4.1 by 5:00 p.m. on the Termination Date, then the Escrow Agent shall at 12:00 noon on the following Business Day release and deliver the Remaining Balance to Macnor and thereby be forever released from any and all obligations or liabilities in respect thereof.

4.3    Greater Certainty. For greater certainty, notwithstanding any other provision hereof, the parties acknowledge and agree that the Escrow Agent shall not be required under any circumstances whatsoever to release and deliver any amount of Escrowed Shares hereunder above and beyond the Escrowed Shares and no provision hereof shall be given a contrary intention, interpretation or effect.

ARTICLE 5
LIABILITY AND INDEMNITY

5.1    Liability of the Escrow Agent. Subject to the provisions of this Escrow Agreement, the Escrowed Shares, while in the custody of the Escrow Agent, shall be and remain at the sole risk and responsibility of the Escrow Agent. The Escrow Agent shall be liable to Macnor and Holdco for any loss of the Escrowed Shares.

5.2    Indemnity in Favour of the Escrow Agent. Macnor and Holdco jointly and severally hereby covenant and agree to indemnify the Escrow Agent and hold it harmless from and against any and all costs, expenses, claims (including those from third parties), demands and judgments, and any loss, liability or expense arising therefrom, including the costs and expenses incurred by the Escrow Agent in defending itself against any claim, demand or liability incurred by it and arising from the carrying out by the Escrow Agent of its obligations hereunder except for such claims, demands, judgments, losses, liabilities or expenses that are attributable to the gross negligence by the Escrow Agent, its agents or employees, or to acts or omissions taken by the Escrow Agent, its agents or employees, in bad faith or pursuant to wilful misconduct.

5.3    Limitations on Duties and Liabilities

(a)
The Escrow Agent shall have no duties except those which are expressly set forth herein and shall not be bound by any notice of a claim or a demand with respect thereto or any waiver, modification, amendment, termination or rescission of this Agreement unless received by it in writing and signed by all of the parties hereto other than the Escrow Agent (or, in the case of a waiver, the party so waiving) and in a form satisfactory to the Escrow Agent. No implied duties or obligations of the Escrow Agent shall be read into this Agreement. Moreover, the Escrow Agent shall not at any time be required to deal with any securities regulatory authority, securities exchange, transfer agent, or any other comparable entity with respect to the Escrowed Shares.

(b)
The Escrow Agent shall not be bound in any way by, or have a duty to inquire into, any agreement or contract between the parties hereto (whether or not the Escrow Agent has any knowledge thereof), and the duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth herein. Nothing herein contained shall impose any obligation on the Escrow Agent to see to or require evidence of the registration or filing or recording (or renewal thereof) of this Escrow Agreement, or any instrument ancillary or supplemental thereto, or to procure any further, other, or additional instrument or further assurance.

(c)
The Escrow Agent shall comply with such notices or instructions as are provided for in this Escrow Agreement and orders or processes of any court having jurisdiction. If any part or all of the Escrowed Shares held in escrow by the Escrow Agent is at any time attached or seized under any court order or in case any judicial order, judgment or decree shall be made affecting this Escrow Agreement or any part hereof, then, in such event, the Escrow Agent is authorized to rely upon and comply with such order, judgment or decree. The Escrow Agent is not bound to inquire into the authority of any persons signing any instructions, directions or orders hereunder.

(d)	The Escrow Agent may employ such counsel of its choosing as it may deem necessary for the proper discharge of its duties hereunder.

(e)
The Escrow Agent shall not be liable for any act or omission to act hereunder if taken or omitted by it in good faith. The Escrow Agent shall also be fully protected in relying upon any written notice, demand, certificate or document which it considers, in good faith, to be genuine.

(f)
In the event of any conflicting demands or claims with respect to the subject matter of this Escrow Agreement, including, without limitation, release of the Escrowed Shares or any portion thereof, the Escrow Agent shall have the right to discontinue all further acts until such conflicts are resolved, and the further right to commence or defend any action or proceeding for the determination of such conflict, including, without limitation of the foregoing, a suit or action in interpleader. In the event that the Escrow Agent should commence any action to determine any such conflict between the parties, including but not limited to an action in the nature of an interpleader, the Escrow Agent shall, upon delivery of the Escrowed Shares to a court of competent jurisdiction, be ipso facto released and discharged from any and all duties and obligations imposed upon the Escrow Agent hereunder with respect to the subject matter of such action. Notwithstanding the foregoing, the Escrow Agent shall provide Macnor and Holdco fifteen (15) days written notice prior to commencing any such action and during that period shall act reasonably and in good faith in facilitating a resolution of any such conflict between the parties.

(g)
Each party hereto (other than the Escrow Agent) waives any claims or demands against the Escrow Agent and its principals with respect to all acts taken by the Escrow Agent in conformance with this Escrow Agreement. The Escrow Agent shall have no duty to take any action other than as specifically provided for in this Escrow Agreement, and shall have no liability for any non-action if such action has been restrained by any order of any court or administrative agency or if, in its sole discretion, it determines that any such action would violate any law or governmental regulation.

(h)
The Escrow Agent may, in relation to its obligations hereunder, act on the opinion, advice or information obtained from any lawyer or other expert, whether retained by the Escrow Agent, Macnor or Holdco, but shall not be bound to act upon such opinion, advice or information and shall not be held responsible for any loss occasioned for so acting or not so acting, as the case may be, except if such loss results from the gross negligence or wilful misconduct of the Escrow Agent, and the Escrow Agent may employ such agents as may be necessary to properly discharge its duties and may pay any reasonable monies required for legal or other advice as aforesaid.

(i)
In the exercise of its rights and duties hereunder, the Escrow Agent shall not be in any way responsible for the consequence of any breach on the part of a party hereto of any of their respective covenants herein contained or of any acts of the agents or servants of any of them.

(j)
The Escrow Agent may resign its agency and be discharged from all duties and obligations hereunder by giving to AEI and Macnor thirty (30) days’ prior written notice of its resignation, or such shorter period as such parties shall accept as sufficient. If the Escrow Agent resigns its agency in accordance herewith, AEI and Macnor shall have the right and obligation to appoint a succeeding escrow agent who, upon accepting such appointment, shall assume all of the obligations and responsibilities and shall be entitled to enjoy the benefits and rights of the Escrow Agent hereunder. If a successor escrow agent is appointed as herein provided, the Escrow Agent shall deliver to such successor all of the Escrowed Shares then in its possession upon payment of its fees.

ARTICLE 6
MISCELLANEOUS

6.1    Notices. All payments and communications which may be or are required to be given by either party to the other herein shall (in the absence of any specific provision to the contrary) be in writing and, in the case of payments delivered or sent by prepaid registered mail and, in the case of communications, delivered or sent by prepaid registered mail or by facsimile transmission (provided sender obtains evidence or verification of transmission receipt) to the parties at their following respective addresses:

(a)	if to AEI:

2175-6 Dunwin Drive
Mississauga, Ontario
L5L 1X2

Attention:Anthony Durkacz, Vice President of Finance
Facsimile: (905) 608-8222

(b)	if to Macnor:

318 Pinehurst Drive
Oakville, Ontario
L6J 4X5

Attention: President
Facsimile: (905) 844-4522

(c)	if to Holdco:

P.O.Box 480, 130 King Street West
Toronto, Ontario
M5X 1J5

Attention: President
Facsimile: (416) 365-1876

(d)	if to Escrow Agent:

Rogers, Campbell, Mickleborough
Lawyers ༠ Trade-Mark Agents
350 Bay Street
11th Floor
Toronto, Ontario
M5H 2S6

Attention: Mark D. Mickleborough
Facsimile: (416) 366-2860

and if any such payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third Business Day following the mailing thereof and, if delivered or so telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third Business Day following the mailing thereof, then the mailing of any such payment or communication as aforesaid shall not be an effective means of sending the same but rather any payment must then be sent by delivery, and any communication by delivery or facsimile transmission. Either party may from time to time change its address hereinbefore set forth by notice to the other of them in accordance with this Section.

6.2    Successors and Assigns. Except as otherwise provided, this Escrow Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

6.3    Assignability. This Agreement and the rights and obligations thereunder are not assignable by any party without the prior written consent of each of the other parties hereof.

6.4    Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be an original and together shall constitute one and the same instrument.

6.5    Entire Agreement. This Agreement constitutes the whole and entire agreement between the parties hereto with respect to the subject matter hereof.

6.6    Further Assurances. Each party hereto agrees from time to time, subsequent to the date hereof, to execute and deliver, or cause to be executed and delivered to the others such instruments or further assurances as may in the reasonable opinion of any of them be necessary or desirable to give effect to the provisions of this Agreement.

6.7    If Date Falls on a Weekend or a Holiday If either the date or the last day of a period of time for taking any action under this Escrow Agreement falls on a Saturday, Sunday or a legal holiday in the Province of Ontario, such date or the last day of such period of time shall be automatically extended to the next day which is not a Saturday, Sunday, or a legal holiday in the Province of Ontario with the same force and effect as if such extended date or time period was the original date or time period for taking such action.

IN WITNESS WHEREOF the parties have executed this Escrow Agreement on the date first above written.

ASTRIS ENERGI INC.

Per:  /s/ Anthony Durkacz

Name: Anthony Durkacz
Title: Vice President of Finance

I have authority to bind the Corporation.

MACNOR CORPORATION

Per:  /s/ Jiri K. Nor

Name: Jiri K. Nor
Title: President

I have authority to bind the Corporation.

2062540 ONTARIO INC.

Per:  /s/ Jiri K. Nor

Name: Jiri K. Nor
Title: President

I have authority to bind the Corporation.

ROGERS, CAMPBELL, MICKLEBOROUGH

Per:  /s/ Mark Mickleborough

Name: Mark D. Mickleborough
Title: Partner

I have authority to bind the Partnership.

APPENDIX "A"

ESCROWED SHARES
RELEASE CERTIFICATE

TO: **, as Escrow Agent

Pursuant to the escrow agreement (the "Escrow Agreement") made as of the ____ day of January, 2005 among Astris Energi Inc. ("AEI"), Macnor Corporation ("Macnor"), 2062540 Ontario Inc. ("Holdco") and ** (the "Escrow Agent"), the undersigned, on behalf of Macnor and 2062540, respectively, hereby irrevocably authorize, order and direct the Escrow Agent to forthwith release the amount of __________________ of the Escrowed Shares to AEI.

All capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Escrow Agreement.

DATED this ____ day of ___________________, 200 .

MACNOR CORPORATION

Per:_____________________________
Name:
Title:

I have authority to bind the Corporation.

DATED this ____ day of ____________________, 200 .

2062540 ONTARIO INC.

Per:_____________________________
Name:
Title:

I have authority to bind the Corporation.